Exhibit 99.1

WAL-MART STORES, INC.

www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Media Relations Contact	Carol Schumacher 479-277-1498 Mike Beckstead 479-277-9558
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Financial Results for Fiscal Year and Fourth Quarter

•	Q4 Reported EPS was $0.96, Exceeding Recent Guidance
•	Underlying EPS was $1.03, Exceeding First Call Consensus Estimate
•	FY09 Reported EPS was $3.35; Underlying EPS was $3.42
•	Record Full-Year Free Cash Flow of $11.6 Billion

BENTONVILLE, Ark., Feb. 17, 2009 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported sales and earnings for the quarter and the year ended Jan. 31, 2009. Net sales for the fourth quarter of fiscal year 2009 were $107.996 billion, an increase of 1.7 percent from $106.208 billion in the fourth quarter last year. Income from continuing operations for the quarter was $3.792 billion, a decrease of 7.7 percent from $4.110 billion in the fourth quarter last year. Without a litigation settlement charge and the effect of unfavorable currency exchange rates, income from continuing operations would have been positive on a comparable basis.

Reported diluted earnings per share from continuing operations (“reported EPS”) for the fourth quarter of fiscal year 2009 were $0.96, exceeding the company’s most recent guidance of $0.91 to $0.94. The underlying diluted earnings per share from continuing operations (“underlying EPS”) were $1.03. Underlying EPS represents reported EPS in accordance with GAAP, adjusted for charges from the settlement of 63 U.S. class action wage and hour lawsuits (the “litigation charge”) of approximately $255 million on an after-tax basis for the fourth quarter. A reconciliation of reported and underlying EPS (a non-GAAP measure) for the full year and fourth quarter is provided in a schedule at the end of this release.

Last year, Wal-Mart earned $1.03 per share from continuing operations in the fourth quarter, which included a net charge of approximately $0.02 per share for real estate transactions and certain restructuring of its Japanese operations.

Net sales for the fiscal year were $401.244 billion, an increase of 7.2 percent over fiscal year 2008. Income from continuing operations increased 3.0 percent to $13.254 billion, up from $12.863 billion in the prior year. Reported EPS for fiscal year 2009 was $3.35, up 6.0 percent from $3.16 in the prior year. Underlying EPS was $3.42, excluding the litigation charge.

“Wal-Mart recorded the strongest sales result in its history in the fourth quarter, with $108 billion in sales,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “We achieved this through the hard work of our associates, helping our customers save money so they can live better.

“Our performance relative to competitors was exceptionally strong in the fourth quarter and throughout the year. We expect this momentum to continue,” Duke said. “We finished the year with a strong balance sheet, record free cash flow of $11.6 billion and great inventory management. Our company created approximately 63,000 jobs worldwide this year, including more than 33,000 in the United States. In addition, Wal-Mart remains well-positioned to continue to serve our customers in a challenging environment because of its strong price leadership.”

A reconciliation of free cash flow (a non-GAAP measure) is attached at the end of this release.

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended			Twelve Months Ended
	January 31,			January 31,
			Percent			Percent
	2009	2008	Change	2009	2008	Change
Net Sales:
Walmart U.S.	$71.464	$67.428	6.0%	$255.745	$239.529	6.8%
International	24.696	26.949	-8.4%	98.645	90.421	9.1%
Sam’s Club	11.836	11.831	0.0%	46.854	44.357	5.6%

Total Company	$107.996	$106.208	1.7%	$401.244	$374.307	7.2%

Reported International sales were negatively affected by the lower value of currencies versus the U.S. dollar. On a constant currency basis (assuming currency exchange rates remained the same as the prior year), International sales increased 9.0 percent in the fourth quarter and 11.6 percent for the full fiscal year.

Segment Operating Income

Segment operating income from continuing operations, which is defined as income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations for each operating segment, was as follows (dollars in billions):

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2009	2008	Percent Change	2009	2008	Percent Change
Segment Operating Income:
Walmart U.S.	$5.400	$5.286	2.2%	$18.763	$17.516	7.1%
International	1.490	1.739	-14.3%	4.940	4.725	4.6%
Sam’s Club	0.427	0.444	-3.8%	1.610	1.618	-0.5%

Reported International operating income also was negatively affected by the lower value of currencies versus the U.S. dollar. On a constant currency basis (assuming currency exchange rates remained the same as the prior year), International operating income increased 5.1 percent in the fourth quarter and 10.2 percent for the full fiscal year.

Comparable Store Sales

The company reports comparable store sales in this earnings release based on the calendar months in the quarters and the 12-month periods ended Jan. 31, 2009 and 2008. The 2009 fiscal year benefited from the addition of one sales day on Feb. 29, due to leap year. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended January 31,		Three Months Ended January 31,		Three Months Ended January 31,
	2009	2008	2009	2008	2009	2008
Walmart U.S.	2.8%	1.6%	2.8%	1.6%	0.0%	0.0%
Sam’s Club	2.5%	2.5%	-0.9%	5.0%	-3.4%	2.5%

Total U.S.	2.8%	1.7%	2.3%	2.1%	-0.5%	0.4%

	Without Fuel		With Fuel		Fuel Impact
	Twelve Months Ended January 31,		Twelve Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008	2009	2008
Walmart U.S.	3.2%	1.0%	3.2%	1.0%	0.0%	0.0%
Sam’s Club	3.6%	4.2%	4.8%	4.9%	1.2%	0.7%

Total U.S.	3.3%	1.4%	3.5%	1.6%	0.2%	0.2%

Guidance

The company expects reported EPS to be between $0.72 and $0.77 for the first quarter of fiscal year 2010, and between $3.45 and $3.60 for the full year.

“Our guidance reflects the strength of our underlying business and global economic conditions,” said Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “It assumes that currency exchange rates will remain relatively the same as they were at the end of our 2009 fiscal year, which would have a negative impact on our year-over-year comparison of fiscal 2010 EPS of approximately 13 cents per share.”

On Feb. 5, Wal-Mart announced that it would provide comparable store sales guidance every 13 weeks, instead of monthly, based on the National Retail Federation’s 4-5-4 week calendar. The company said it expects U.S. comparable sales without fuel during the period from Jan. 31 through May 1 to increase between one and three percent. Wal-Mart will provide guidance for the next 13-week period on May 7.

The financial statements reflect the disposal of Gazeley, Ltd., the former U.K. property development subsidiary of ASDA, and the restructuring activities that took place at The Seiyu Ltd. in Japan during the year as discontinued operations for all periods presented.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release, including reconciliations, and the pre-recorded phone call is available in the investor information area on the company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. operates Walmart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The company also operates in Argentina, Brazil, Canada, Chile, China, Costa Rica, El Salvador, Guatemala, Honduras, India, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The company’s common stock is listed on the New York Stock Exchange under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to our management’s expectations regarding the momentum of the company’s performance continuing and as to our company remaining well positioned to serve its customers in the challenging economic environment, management’s expectations for the company’s reported EPS for the first quarter of fiscal year 2010 and for all of fiscal year 2010 and certain factors underlying those expectations, management’s expectations for the impact of currency exchange rates on the company’s earnings for the first three quarters of fiscal year 2010, and management’s guidance as to the company’s comparable store sales increase in the United States for the thirteen-week period ending May 1, 2009, that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word or phrase “well positioned,” “expect,” “expects” or “would have” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
Revenues:
Net sales	$107,996	$106,208	$401,244	$374,307
Membership and other income	1,120	1,135	4,363	4,169

	109,116	107,343	405,607	378,476

Costs and expenses:
Cost of sales	82,601	81,277	306,158	286,350
Operating, selling, general and administrative expenses	20,138	19,190	76,651	70,174

Operating income	6,377	6,876	22,798	21,952

Interest:
Debt	494	537	1,896	1,863
Capital leases	66	66	288	240
Interest income	(68)	(63)	(284)	(309)

Interest, net	492	540	1,900	1,794

Income from continuing operations before income taxes and minority interest	5,885	6,336	20,898	20,158

Provision for income taxes	1,959	2,125	7,145	6,889

Income from continuing operations before minority interest	3,926	4,211	13,753	13,269
Minority interest	(134)	(101)	(499)	(406)

Income from continuing operations	3,792	4,110	13,254	12,863
(Loss) income from discontinued operations, net of tax	—	(14)	146	(132)

Net income	$3,792	$4,096	$13,400	$12,731

Net income per common share:
Basic income per common share from continuing operations	$0.97	$1.03	$3.36	$3.16
Basic income (loss) per common share from discontinued operations	—	—	0.04	(0.03)

Basic net income per common share	$0.97	$1.03	$3.40	$3.13

Diluted income per common share from continuing operations	$0.96	$1.03	$3.35	$3.16
Diluted (loss) income per common share from discontinued operations	—	(0.01)	0.04	(0.03)

Diluted net income per common share	$0.96	$1.02	$3.39	$3.13

Weighted-average number of common shares:
Basic	3,924	3,992	3,939	4,066
Diluted	3,936	3,998	3,951	4,072

Dividends declared per common share	$—	$—	$0.95	$0.88

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	January 31, 2009	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,275	$5,492
Receivables	3,905	3,642
Inventories	34,511	35,159
Prepaid expenses and other	3,063	2,760
Current assets of discontinued operations	195	967

Total current assets	48,949	48,020

Property and equipment, at cost:
Property and equipment, at cost	125,020	122,256
Less accumulated depreciation	(32,164)	(28,531)

Property and equipment, net	92,856	93,725

Property under capital lease:
Property under capital lease	5,341	5,736
Less accumulated amortization	(2,544)	(2,594)

Property under capital leases, net	2,797	3,142

Goodwill	15,260	15,879
Other assets and deferred charges	3,567	2,748

Total assets	$163,429	$163,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$1,506	$5,040
Accounts payable	28,849	30,344
Accrued liabilities	18,112	15,725
Accrued income taxes	677	1,000
Long-term debt due within one year	5,848	5,913
Obligations under capital leases due within one year	315	316
Current liabilities of discontinued operations	83	140

Total current liabilities	55,390	58,478

Long-term debt	31,349	29,799
Long-term obligations under capital leases	3,200	3,603
Deferred income taxes and other	6,014	5,087
Minority interest	2,191	1,939

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	4,313	3,425
Retained earnings	63,660	57,319
Accumulated other comprehensive income	(2,688)	3,864

Total shareholders’ equity	65,285	64,608

Total liabilities and shareholders’ equity	$163,429	$163,514

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION	Twelve Months Ended January 31,
	2009	2008
Cash flows from operating activities:
Net income	$13,400	$12,731
(Income) loss from discontinued operations, net of tax	(146)	132

Income from continuing operations	13,254	12,863
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	6,739	6,317
Other	1,849	902
Changes in certain assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(101)	(564)
Increase in inventories	(220)	(775)
(Decrease) increase in accounts payable	(410)	865
Increase in accrued liabilities	2,036	1,034

Net cash provided by operating activities	23,147	20,642

Cash flows from investing activities:
Payments for property and equipment	(11,499)	(14,937)
Proceeds from disposal of property and equipment	714	957
Proceeds from (payments for) disposal of certain international operations, net	838	(257)
Investment in international operations, net of cash acquired	(1,576)	(1,338)
Other investing activities	781	(95)

Net cash used in investing activities	(10,742)	(15,670)

Cash flows from financing activities:
(Decrease) increase in commercial paper, net	(3,745)	2,376
Proceeds from issuance of long-term debt	6,566	11,167
Payment of long-term debt	(5,387)	(8,723)
Dividends paid	(3,746)	(3,586)
Purchase of Company stock	(3,521)	(7,691)
Other financing activities	(85)	(965)

Net cash used in financing activities	(9,918)	(7,422)

Effect of exchange rates on cash	(781)	252

Net increase (decrease) in cash and cash equivalents	1,706	(2,198)
Cash and cash equivalents at beginning of year (1)	5,569	7,767

Cash and cash equivalents at end of year (2)	$7,275	$5,569

(1)	Includes cash and cash equivalents of discontinued operations of $77 million and $51 million at January 31, 2008 and 2007, respectively.

(2)	Includes cash and cash equivalents of discontinued operations of $77 million at January 31, 2008.

Wal-Mart Stores, Inc.

Reconciliation of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In Millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release, to which this reconciliation is attached, to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Underlying Diluted Earnings Per Share from Continuing Operations

As used in the press release referred to above, the company defines its underlying earnings per share from continuing operations (underlying EPS) for the periods presented as its reported diluted income per common share from continuing operations for those periods calculated in accordance with generally accepted accounting principles adjusted to exclude the effect of the charges from its settlement of 63 U.S. class action wage and hour lawsuits that it accrued in the three months ended January 31, 2009. Such underlying diluted earnings per share from continuing operations are considered a non-GAAP financial measure under the SEC’s rules. The company considers its reported diluted income per common share from continuing operations to be the most nearly comparable financial measure calculated and presented in accordance with GAAP. Underlying EPS provides information supplemental and in addition to, and not as a substitute for, the information relating to the company’s diluted income per common share from continuing operations included in the press release.

This non-GAAP financial measure provides investors with an understanding of our diluted income per common share from continuing operations adjusted to exclude the effect of the charges described above and assists investors in making a ready comparison of the company’s diluted income per common share from continuing operations for its fiscal year ended January 31, 2009 and the fiscal quarter ended January 31, 2009 as so adjusted against those recent, published securities analysts’ estimates of the company’s diluted earnings (i.e., income) per share from continuing operations for those periods that did not include the effect of such charges and against published average or consensus estimates of the company’s diluted earnings per share from continuing operations for those periods that are based, at least in part, on such analysts’ estimates.

The following table reconciles diluted income per common share from continuing operations for the periods presented, a GAAP financial measure, to underlying EPS, a non-GAAP financial measure.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
Income from continuing operations	$3,792	$4,110	$13,254	$12,863
After-tax effect of charge for litigation settlement	255	—	251	—

Underlying income from continuing operations	$4,047	$4,110	$13,505	$12,863

Diluted income per common share from continuing operations	$0.96	$1.03	$3.35	$3.16
Per common share effect of charge for litigation settlement	0.07	—	0.07	—

Underlying EPS	$1.03	$1.03	$3.42	$3.16

Free Cash Flow

The company defines free cash flow as net cash provided by operating activities in the period for which free cash flow is presented minus payments for property and equipment made in that period. Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management of the company believes that free cash flow is an important financial measure for use in evaluating the company’s financial performance, as it measures the company’s ability to generate additional cash from its business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of the company’s performance and net cash provided by operating activities as a measure of its liquidity.

The company’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, the company believes it is important to view free cash flow as a measure that provides supplemental information to the company’s entire statement of cash flows.

The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure.

(Amounts in millions)	Twelve Months Ended
	January 31, 2009	January 31, 2008
Net cash provided by operating activities	$23,147	$20,642
Payments for property and equipment	(11,499)	(14,937)

Free cash flow	$11,648	$5,705

Net cash used in investing activities	$(10,742)	$(15,670)

Net cash used in financing activities	$(9,918)	$(7,422)

Comparable Store Sales Excluding Fuel Sales

The company presents its comparable store sales in the United States for the periods presented calculated by excluding the fuel sales by its Sam’s Club segment for those periods to provide investors with useful information as to the effect of fuel sales on the company’s comparable store sales for those periods. Comparable store sales excluding fuel sales provide information supplemental and in addition to, and not as a substitute for, the information relating to the company’s comparable store sales including fuel sales included in the press release. A reconciliation of comparable store sales including fuel sales for the periods presented, which are calculated using GAAP amounts, to comparable stores sales excluding fuel sales, a non-GAAP financial measure, is contained in the text of the press release.